Exhibit 99.1

SI-BONE, Inc. Reports Fourth Quarter and Full Year 2020 Financial Results
and Issues 2021 Financial Guidance

SANTA CLARA, Calif. March 8, 2021 - SI-BONE, Inc. (Nasdaq:SIBN), a medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy, today reported financial results for the quarter and full year ended December 31, 2020.

Recent Highlights

•Worldwide revenue of $22.1 million for the fourth quarter 2020 and $73.4 million for the full year 2020, representing 12% and 9% increases, respectively, over the corresponding periods in 2019
•U.S. revenue of $20.7 million for fourth quarter 2020 and $68.1 million for the full year 2020, representing 12% and 10% increases, respectively, over the corresponding prior periods in 2019
•Company provides full year 2021 revenue guidance of $92 million to $94 million, or 25% to 28% growth
•Completed a follow-on offering in October 2020 with net proceeds of $71.6 million
•Received exclusive coverage for iFuse in MIS SI joint fusion procedures from Humana, the fifth largest commercial payor in the U.S. with 12.7 million covered lives, joining 36 other commercial health plans
•Ended the year with 64 direct sales reps and 58 clinical support specialists
•Hired Brian Broveleit as VP, Digital Marketing and Direct to Consumer to drive patient awareness efforts
•Welcomed Mika Nishimura to the Board of Directors

“The fourth quarter was another successful period for SI-BONE as the company generated record quarterly revenues of $22.1 million,” said Jeff Dunn, President, Chief Executive Officer and Chairman of SI-BONE. “We continue to see strong underlying momentum in our business despite the lingering effects of the COVID-19 pandemic. As we move into 2021, we remain focused on executing our long-term strategic plan to drive growth and expand the market with our novel minimally invasive SI joint fusion therapy. As well, in January we announced the senior leadership transition plan that will make Laura Francis CEO and Tony Recupero President of Commercial Operations on or before May 1st. As Executive Chairman, I look forward to remaining highly engaged with SI-BONE and supporting Laura and Tony in their new roles.”

Fourth Quarter 2020 Financial Results

Revenue was $22.1 million in the fourth quarter 2020, a 12% increase from $19.8 million in the corresponding period in 2019. U.S. revenue for the fourth quarter 2020 was $20.7 million, an increase of 12% from $18.5 million in the corresponding period in 2019 primarily driven by growth of domestic case volumes. International revenue was $1.5 million in the fourth quarter 2020 compared to $1.3 million in the corresponding period in 2019.

Gross margin was 90% for the fourth quarter 2020, compared to 90% in the corresponding period in 2019, and 87% in the third quarter of 2020. The increase in gross margin compared to the third quarter of 2020 was primarily driven by management of operations expense as revenue recovered and a decrease in inventory write-downs.

Operating expenses increased 6% to $27.7 million in the fourth quarter 2020 compared to $26.3 million in the corresponding period in 2019. The increase was primarily driven by higher sales and marketing and research and development expenses, mainly from increased sales hiring and new product development costs. The increase was partly offset by a reduction in general and administrative expenses in the fourth quarter of 2020 compared to the same period in 2019, primarily due to an additional litigation accrual of $0.6 million recorded in the fourth quarter of 2019.

Operating loss was $7.9 million in the fourth quarter 2020, as compared to $8.5 million in the corresponding period in 2019.

Net loss was $9.0 million, or $0.28 per diluted share for the fourth quarter 2020, as compared to $9.1 million, or $0.36 per diluted share in the corresponding period in 2019.

2020 Financial Results

Revenue was $73.4 million for 2020, a 9% increase from $67.3 million in 2019. U.S. revenue for 2020 was $68.1 million, a 10% increase from $61.8 million in 2019, primarily driven by growth of domestic case volumes. International revenue was $5.3 million in 2020 compared to $5.5 million in 2019.

Gross margin was 88% in 2020 compared to 90% in 2019. The decrease was primarily due to an increase in write-downs of iFuse related inventory as a result of faster than anticipated adoption of iFuse-3D. Gross margin was also impacted by higher cost of operations to support the growth of the business.

Operating expenses increased 7% to $103.1 million in 2020 compared to $96.5 million in 2019. The increase was primarily driven by higher sales and marketing and research and development expenses, mainly from increased sales hiring and new product development costs. The increase was partly offset by a reduction in general and administrative expenses, primarily due to aggregate litigation accruals of $3.2 million recorded in 2019.

Operating loss was $38.6 million in 2020, as compared to $36.0 million in 2019.

Net loss was $43.7 million, or $1.50 per diluted share for 2020, as compared to $38.4 million, or $1.55 per diluted share in 2019.

Cash and marketable securities were $196.4 million as of December 31, 2020.

2021 Financial Guidance

While SI-BONE has continued to see positive trends in its business, COVID-19 has had and may continue to have an impact on our business. The impact of the COVID-19 pandemic on the Company's business has differed by geography and region. The Company's 2021 outlook is highly sensitive to assumptions on a global recovery, which anticipates more normalized case scheduling and elective procedure levels progressing throughout the year. Based on these assumptions, the Company expects total 2021 revenue of approximately $92 million to $94 million, representing growth of 25% to 28% compared to full year 2020.
Webcast and Conference Call Information

SI-BONE will host a conference call to discuss the fourth quarter 2020 financial results after market close on Monday, March 8, 2021 at 4:30 P.M. Eastern Time. The conference call can be accessed live over the phone (866) 470-1968 for domestic callers or (409) 217-8248 for international callers, using conference ID: 2396196. The webcast can be accessed at https:/investor.si-bone.com.

About SI-BONE

SI-BONE is a medical device company that pioneered minimally invasive surgery of the SI joint with the iFuse Implant System. Studies have shown that the SI joint can be a source of pain in 15% to 30% of chronic low back pain. The iFuse Implant™, commercially available since 2009, is the only SI joint fusion device supported by multiple prospective clinical studies, including two randomized controlled trials, showing improved pain, patient function and quality of life resulting from treatment. There are over 90 peer-reviewed publications demonstrating the safety, durable effectiveness, and biomechanical and economic benefits unique to the iFuse Implant (www.si-bone.com/results). This body of evidence has enabled multiple government and private insurance payors to establish coverage of the SI joint fusion procedure exclusively when performed with the iFuse Implant System.

The iFuse Implant System is intended for sacroiliac fusion for conditions including sacroiliac joint dysfunction that is a direct result of sacroiliac joint disruption and degenerative sacroiliitis. This includes conditions whose symptoms began during pregnancy or in the peripartum period and have persisted postpartum for more than 6 months. The iFuse Implant System is also intended for sacroiliac fusion to augment stabilization and immobilization of the sacroiliac joint in skeletally mature patients undergoing sacropelvic fixation as part of a lumbar or thoracolumbar fusion. In addition, the iFuse Implant System is intended for sacroiliac fusion in acute, non-acute, and non-traumatic fractures involving the sacroiliac joint. There are potential risks associated with the iFuse Implant System. It may not be appropriate for all patients and all patients may not benefit.

SI-BONE and iFuse Implant System are registered trademarks of SI-BONE, Inc. ©2021 SI-BONE, Inc. All Rights Reserved. 03082021
Forward-Looking Statements
The statements in this press release regarding expectations of future events or results, including SI-BONE’s expectations of continued growth and financial outlook, contained in this press release are "forward-looking" statements. These forward-looking statements are based on SI-BONE's current expectations and inherently involve significant risks and uncertainties. These risks include the impact the COVID-19 pandemic will have on the ability and desire of patients and physicians to undergo procedures using the iFuse Implant System, the duration of the COVID-19 pandemic, whether the COVID-19 pandemic will recur in the future, and SI-BONE's ability to increase demand for iFuse, and obtain favorable coverage and reimbursement determinations from third-party payors. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these and other risks and uncertainties, many of which are described in the company's most recent filings on Form 10-K and Form 10-Q, and the company’s other filings with the Securities and Exchange Commission

(SEC) available at the SEC's Internet site (www.sec.gov), especially under the caption "Risk Factors". SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Investor Contact
Matt Bacso, CFA
investors@SI-BONE.com

SI-BONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Revenue	$22,144	$19,811	$73,387	$67,301
Cost of goods sold	2,275	2,046	8,902	6,790
Gross profit	19,869	17,765	64,485	60,511
Gross margin	90%	90%	88%	90%

Operating expenses:
Sales and marketing	19,982	19,266	73,790	68,251
Research and development	2,426	1,776	9,459	7,279
General and administrative	5,332	5,208	19,803	20,984
Total operating expenses	27,740	26,250	103,052	96,514

Loss from operations	(7,871)	(8,485)	(38,567)	(36,003)
Interest and other income (expense), net:
Interest income	78	500	1,097	2,551
Interest expense	(1,085)	(1,243)	(6,101)	(4,949)
Other income (expense), net	(101)	130	(126)	(2)
Net loss	$(8,979)	$(9,098)	$(43,697)	$(38,403)

Net loss per share, basic and diluted	$(0.28)	$(0.36)	$(1.50)	$(1.55)
Weighted-average number of common shares used to compute basic and diluted net loss per share	31,752,336	25,029,861	29,059,171	24,705,980

SI-BONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$53,581	$10,435
Short-term investments	142,851	81,345
Accounts receivable, net	13,611	11,720
Inventory	5,633	5,452
Prepaid expenses and other current assets	2,565	2,510
Total current assets	218,241	111,462
Long-term investments	—	1,278
Property and equipment, net	4,527	3,954
Other non-current assets	374	315
TOTAL ASSETS	$223,142	$117,009

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,271	$2,811
Accrued liabilities and other	10,199	11,605
Current portion of long-term borrowings	—	4,358
Total current liabilities	13,470	18,774
Long-term borrowings	39,455	34,865
Other long-term liabilities	854	362
TOTAL LIABILITIES	53,779	54,001

Stockholders' Equity:
Common stock and additional paid-in capital	408,116	258,124
Accumulated other comprehensive income	524	464
Accumulated deficit	(239,277)	(195,580)
TOTAL STOCKHOLDERS' EQUITY	169,363	63,008
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$223,142	$117,009